Exhibit 16.1

September 27, 2002

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Commissioners:

We have read the statements made by Fortel, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company’s Form 8-K report dated September 27, 2002.  We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

//PricewaterhouseCoopers LLP

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